Exhibit 10.1

September 30, 2015

Dear Mr. Tavakoli,
Reference is made to the letter agreement, dated as of March 30, 2015 (the “Letter Agreement”), between Ambac Financial Group, Inc. (“AFG”) and you, whereby the parties agreed that you would remain in the position of interim President and Chief Executive Officer until a date no later than September 30, 2015 on the terms and conditions set forth therein.

AFG hereby notifies you of its desire for you to remain in the position of interim President and Chief Executive Officer of AFG until October 31, 2015 on the same terms and conditions as set forth in the Letter Agreement.

Please indicate your agreement to this extension and the other terms of this letter agreement by signing this letter in the space below and returning it to the undersigned.

Sincerely,

AMBAC FINANCIAL GROUP, INC.

By	/s/ Stephen M. Ksenak
Stephen M. Ksenak
Senior Managing Director and
General Counsel

By signing below I agree to remain in the position of interim President and Chief Executive Officer of AFG until October 31, 2015, subject to the terms and conditions set forth in the Letter Agreement and this letter agreement.

/s/ Nader Tavakoli
Nader Tavakoli
Date: September 30, 2015